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Exhibit 21.1

Subsidiaries of Pzena Investment Management, Inc.

Pzena Investment Management, LLC

Pzena Large Cap Value Fund

Pzena International Value Service (deconsolidated as of December 31, 2009)

Pzena Global Value Service (deconsolidated as of December 31, 2009)

Pzena Emerging Markets Country Value Service

Pzena Emerging Markets Focused Value Service

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  Exhibit 21.1
Subsidiaries of Pzena Investment Management, Inc.